Exhibit 99
             Press Release of First Federal Financial Services, Inc.


PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:       Dr. Joseph Helms, Chairman of the Board
                  First Federal Financial Services, Inc.
                  First Clover Leaf Financial Corp.
                  618-656-6200

          FIRST CLOVER LEAF FINANCIAL CORP. ANNOUNCES THE EXPIRATION OF
                         PUBLIC OFFERING OF COMMON STOCK

Edwardsville, Illinois, June 26, 2006: First Clover Leaf Financial Corp., the successor to First Federal Financial Services, Inc. (Nasdaq Capital Market:
FFFS), announced today that the offering period for its subscription and community offering expired, as scheduled, on June 20, 2006. The offering is part of First Federal Financial Services, Inc.'s pending second-step conversion from partial to full public ownership.

The number of shares to be issued, and the exchange ratio for current stockholders of First Federal Financial Services, Inc., will be based on a final appraisal, which has not been completed, and which is subject to regulatory approval. Subscription priorities and related information are disclosed in the Company's prospectus dated May 15, 2006.

Completion of the stock offering is subject, among other things, to the receipt of final Office of Thrift Supervision approval, approval by depositors and certain borrowers of First Federal Savings & Loan Association of Edwardsville, and approval by the stockholders of First Federal Financial Services, Inc. Trading in the shares of common stock of First Clover Leaf Financial Corp. to be issued in the offering and the related share exchange will not begin until all approvals have been received, the transactions are formally completed and the shares are issued, which are not expected to occur until early to mid-July 2006. In the interim, First Federal Financial Services, Inc.'s existing common stock will continue to trade on the Nasdaq Capital Market under the symbol "FFFS."

For more information, contact First Clover Leaf Financial Corp.'s Stock Information Center at 618-656-2389.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

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This news release contains certain forward-looking statements about the proposed stock offering of First Clover Leaf Financial Corp. These include statements regarding the anticipated completion date of the stock issuance and related share exchange.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in general economic conditions, legislative and regulatory changes and changes in the securities markets.